Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS AND

BUSINESS HIGHLIGHTS

BRISBANE, Calif., April 29, 2010, — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the first quarter ended March 31, 2010. InterMune also highlighted its recent clinical development and business activities, and previewed upcoming milestones in 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “First quarter and recent events have been highlighted by the very important developments related to the regulatory progress of pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis, or IPF. Our New Drug Application (NDA) for pirfenidone was granted Priority Review status on January 4, with a PDUFA action date of May 4, 2010. On March 9, an FDA advisory committee recommended 9-3 in favor of the approval of pirfenidone to reduce decline in lung function. If approved by the FDA, pirfenidone would be the first approved medicine for the approximately 100,000 Americans who suffer from this terrible disease. Regarding Europe, our Marketing Authorization Application (MAA) for pirfenidone in the European Union was validated on March 24, 2010.”

Mr. Welch continued, “We were pleased to report at EASL in April promising results of the multiple-ascending-dose study of ritonavir-boosted danoprevir with standard of care. The results confirmed that when compared to un-boosted danoprevir, ritonavir boosting safely provides potent antiviral effects and offers attractive dosing convenience advantages and increased safety margin. We also reported data from the 12-week Phase 2b study of danoprevir with standard of care. The rapid virologic response and complete early virologic response results from the Phase 2b study were among the very best reported by any direct-acting antiviral compound to date, further reinforcing our view that danoprevir may play a meaningful role in the treatment of HCV patients.”

Clinical Development, Business Highlights and Upcoming Milestones

Pirfenidone:

•	On January 4, we announced the NDA for pirfenidone had been accepted for review by the FDA, and was granted “Priority Review” status with an expected PDUFA action date of May 4, 2010.

•

On March 9, 2010, the FDA’s Pulmonary-Allergy Drugs Advisory Committee (PADAC) recommended by a vote of 9-3 that pirfenidone be approved for the reduction of the decline in lung function in patients with IPF.

•

InterMune’s Marketing Authorization Application (MAA) for pirfenidone was validated by the European Medicines Agency (EMA) on March 24, 2010. Validation of the MAA by the EMA indicates that the application is complete and that the review process has begun.

•	Seven abstracts concerning pirfenidone and IPF have been accepted for presentations at the Annual Meeting of the American Thoracic Society (ATS) in New Orleans, May 14-19, 2010.

Danoprevir:

•

Danoprevir (also known as RG7227 and ITMN-191) is our protease inhibitor for the treatment of patients chronically infected with the hepatitis C virus (HCV) being developed in collaboration with Roche. On April 15 at the annual meeting of the European Association for the Study of the Liver (EASL), we reported results of a Phase 1b multiple-ascending-dose (MAD) study of low doses of once-daily and twice-daily danoprevir co-administered with low-dose ritonavir in combination with standard of care (SOC) for 15 days in treatment-naïve HCV-infected patients. In this study, 18 of 25 patients (72%) treated with ritonavir-boosted danoprevir had HCV RNA levels below the limit of detection after only 15 days. The ritonavir-boosted combination showed a favorable safety and tolerability profile. The protocol of the on-going Phase 1b MAD study has been amended to evaluate 12 weeks of danoprevir ritonavir-boosted therapy plus SOC in prior SOC null responders, and patient enrollment began in late March.

•	Data from the 12-week regimens of the Phase 2b study of un-boosted danoprevir plus SOC were reported on April 14, 2010.

•

Similar virologic response was observed in all danoprevir treatment groups throughout the 12 weeks and after 12 weeks of treatment. At a danoprevir dose of 600 mg twice daily, 86% of patients had levels of HCV RNA below the limit of detection (<LOD) at Week 4 (RVR) and 89% were <LOD at Week 12 (cEVR). At a danoprevir dose of 300 mg three times daily, 73% of patients achieved RVR and 88% achieved cEVR. Viral response of patients at the highest dose of 900 mg twice daily was not meaningfully different from that observed in patients who received 600 mg twice daily or 300 mg three times daily.

•

Analysis of the safety data from the Phase 2b study is preliminary in nature and additional evaluation is ongoing. In the interim safety analysis, serious adverse events (SAEs) were generally balanced across all four treatment groups. The incidence of treatment-emergent Grade 4 (>10x ULN) ALT elevations was 0%, 1%, 6% and 0% in the 300 mg three-times daily, 600 mg twice daily, 900 mg twice daily and placebo groups, respectively. In the danoprevir treatment groups, these elevations occurred generally between weeks 6-8 or later and were reversible after discontinuation of danoprevir. Dosing of the 900 mg arm was stopped based on this safety signal. Treatment-emergent Grade 3 or Grade 4 neutropenia was reported in 24%, 25%, 31% and 16% of patients in the 300 mg three-times daily, 600 mg twice daily, 900 mg twice daily and placebo groups, respectively. The incidence of rash and anemia was comparable across all treatment groups, including the placebo group (SOC + placebo).

•	A Phase 2b study of ritonavir-boosted danoprevir plus SOC is expected to begin in late Q3 or early Q4 of 2010; exact timing to be determined with our collaboration partner Roche.

•

The next step in the INFORM direct antiviral agent (DAA) program is planned to be a study combining the nucleoside polymerase inhibitor RG7128 with ritonavir-boosted danoprevir involving treatment durations of at least 12 weeks and evaluating sustained virologic response (SVR). The ritonavir-boosted DAA study to evaluate SVR may begin in the second half of 2010; the exact timing will be determined with our collaboration partner Roche and will be based on emerging data from the on-going studies.

Financial:

•

On January 29, 2010, InterMune completed a public offering of 8,050,000 shares of common stock, including the underwriters’ over-allotment, with net proceeds to the company of $106.8 million (after payment of the underwriting discounts and commissions, and expenses).

First Quarter 2010 Financial Results (Unaudited)

InterMune reported total revenue in the first quarter of 2010 of $6.1 million, compared with $6.9 million in the first quarter of 2009, reflecting lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the first quarter of 2010 were $20.5 million compared with $24.4 million in the first quarter of 2009. Lower R&D expenses reflect completion of the CAPACITY clinical trials in early 2009, partially offset by increased expenses associated with the RECAP extension study and the preparation of the NDA and MAA for pirfenidone.

General and administrative (G&A) expenses were $15.1 million in the first quarter of 2010, compared with $8.7 million in the same period a year earlier. The additional G&A expenses are primarily attributed to costs related to preparation for the potential commercialization of pirfenidone, which is subject to regulatory approvals.

The net loss for the first quarter of 2010 was $34.1 million, or $0.66 per share, compared with a net loss of $42.0 million, or $1.03 per share, in the first quarter of 2009.

As of March 31, 2010, InterMune had cash, cash equivalents and available-for-sale securities of approximately $178.3 million.

Accelerated DOJ Payment

As prescribed in the company’s 2006 Settlement Agreement with the Department of Justice (DOJ), InterMune was required to make an accelerated payment to the DOJ in early 2010 of approximately $9.2 million. As a result, the balance of the company’s liability under the settlement is satisfied and no further payments will be due pursuant to the Settlement Agreement.

Financial Guidance for 2010

Due to the significant pirfenidone-related regulatory events anticipated in the first half of 2010, InterMune currently expects to provide forward-looking financial guidance for 2010 following completion of those events.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the first quarter of 2010, and forward-looking information regarding upcoming milestones in 2010. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 71093827. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company's website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 71093827. The webcast will remain available on the company's website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV)

infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) has been accepted for Priority Review by the FDA with a PDUFA date of May 4, 2010, and a Marketing Authorization Application (MAA) is under review by the European Medicines Agency (EMA). The hepatology portfolio includes the HCV protease inhibitor compound danoprevir (also known as RG7227 and ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy and safety results the company has submitted in support of its NDA and MAA filings. Furthermore, while the FDA’s PADAC voted 9 to 3 to recommend that the FDA approve pirfenidone to reduce decline in lung function in patients with IPF, because this result is not binding on the FDA and the FDA only considers such recommendation, there can be no assurance that the FDA will ultimately grant such approval upon completion of its review.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark and EsbrietTM is a trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31
	2010	2009
Revenue, net
Actimmune	$5,264	$6,032
Collaboration revenue	818	818

Total revenue, net	6,082	6,850

Costs and expenses:
Cost of goods sold	2,643	2,682
Research and development	20,477	24,427
General and administrative	15,131	8,652
Acquired research and development milestones	—	13,500
Restructuring charges	—	613

Total costs and expenses	38,251	49,874

Loss from operations	(32,169)	(43,024)

Interest income	177	669
Interest expense	(2,101)	(2,733)
Other income (expense)	15	5,270

Loss from operations before income taxes	(34,078)	(39,818)
Income tax expense	—	2,194

Net loss	$(34,078)	$(42,012)

Basic and diluted loss per share:
Net loss per share	$(0.66)	$(1.03)

Shares used in computing basic and diluted net loss per share	51,930	40,926

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2010	December 31, 2009
Cash, cash equivalents and available-for-sale securities	$178,258	$99,604
Other assets	12,658	15,123

Total assets	$190,916	$114,727

Total other liabilities	$26,844	$26,093
Liability under government settlement	—	9,193
Deferred collaboration revenue	58,899	59,717
Convertible senior notes	126,437	125,524
Stockholders’ deficit	(21,264)	(105,800)

Total liabilities and stockholders’ deficit	$190,916	$114,727

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